SALE AND ACQUISITION AGREEMENT

THIS AGREEMENT dated as of December 26 2006 between Lyon Capital Venture Corp., a Nevada corporation (“LYCV”) on behalf of its shareholders, and Energetic Systems Inc., LLC, a Nevada Limited Liability Corporation and its wholly owned subsidiary, UTeC Corporation, a Nevada  Corporation (“ESI” and “UTeC” individually and “Sellers” collectively ”) on behalf of its/their shareholders.

WHEREAS, ESI is the owner of 25,000 common shares of UTeC, these being all of the issued and outstanding shares of UTeC, and,

AND WHEREAS, ESI wishes to sell these shares to LYCV and receive in exchange 22,500,000 common shares of LYCV, and 20,000 preferred shares of LYCV; and,

AND WHEREAS, LYCV wishes to purchase all of the issued and outstanding shares of UTeC and merge UTeC with LYCV, and,

AND WHEREAS, LYCV and ESI have agreed to certain changes with respect to the Board and operations of LYCV following the Closing of this transaction, to ensure the efficient governance of the company.

NOW THEREFORE, the parties agree as follows:

1.

The Acquisition.

1.1

Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing to be held as provided in Section 2, ESI shall sell the shares of UTeC to LYCV, and LYCV shall purchase the shares of UTeC from ESI, free and clear of all Encumbrances.

1.2

Purchase Price.  Purchaser will exchange twenty-two million five hundred thousand (22,500,000) shares of its restricted par value $0.001common stock for all of the outstanding shares representing all of the outstanding ownership interest of UTeC and twenty thousand (20,000) of the company’s par value $0.001 preferred stock.. It is anticipated that this transaction will be a nontaxable event under section 368 of the IRS Code.

2.

The Closing.

2.1

Place and Time.  The closing of the sale and purchase of the Shares (the “Closing”) shall take place at Las Vegas, NV no later than the close of business (Las Vegas time) on 1/10/07, or at such other place, date and time as the parties may agree in writing.

2.2

Deliveries by Sellers.  At the Closing, Sellers shall deliver the following to LYCV:

(a)

Certificates representing the interests, duly endorsed for transfer to LYCV and accompanied by any applicable transfer tax stamps; ESI shall cause LYCV to change those certificates for, and to deliver to LYCV at the Closing, a certificate representing the interests registered in the name of LYCV (without any legend or other reference to any Encumbrance).

(b)

The documents contemplated by Section 3.

(c)

All other documents, instruments and writings required by this Agreement to be delivered by Sellers at the Closing and any other documents or records relating to UTeC’s business reasonably requested by LYCV in connection with this Agreement.

2.3

Deliveries by LYCV. At the Closing, LYCV shall deliver the following to ESI:

(a)

The shares as contemplated by section 1.

(b)

The documents as contemplated by Section 4.

(c)

All other documents, instruments and writings required by this             Agreement to be delivered by LYCV at the Closing.

3.

Conditions to LYCV's Obligations.

The obligations of LYCV to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by ESI:

3.1

Representations, Warranties and Agreements.

(a)

The representations and warranties of Sellers set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, (b) Sellers shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing and (c) LYCV shall have received a certificate to that effect signed by an authorized representative of ESI and UTeC.

3.2

Election of New LYCV Board.

As a condition to the Closing, the members of the Board of Directors and the shareholders of LYCV, as required purusant to the Bylaws of LYCV,  shall change the Bylaws of the Corporation to set the number of board members at four; two of whom shall be nominees of ESI.  The pre-Closing Board Members shall resign and be replaced by Ken Liebscher, and Howard Bouch, and Fortunato Villamagna and David P. Taylor (the latter two being ESI’s nominees) to serve on the LYCV Board of Directors. A copy of the form of the Certificate of Secretary of LYCV certifying the adoption of resolutions of the Board of Directors of LYCV confirming the resignations and electing Ken Liebscher,, Howard Bouch, Fortunato Villamagna, and David P. Taylor as members of the LYCV Board are attached hereto as Exhibit “A.”  At the Closing, LYCV shall deliver to UTEC the executed Certificate of Secretary of LYCV in the form of Exhibit “A.”

3.3

Election of New LYCV Officers.

As a condition to the Closing, the members of the Board of Directors of LYCV shall elect David P. Taylor and Kenneth B. Liebscher as Co-Chairmen of LYCV, Kenneth B. Liebscher as Chair of Audit Committee of LYCV, F. Villamagna as Chief Executive Officer of LYCV, James C. Stafford as Chief Financial Officer of LYCV, and Suresh Subramanian as President and Chief Operating Officer of LYCV. A copy of the form of the Certificate of Secretary of LYCV certifying the adoption of resolutions of the Board of Directors of LYCV giving effect to the above as such officers of LYCV is attached hereto as Exhibit “B.”  At the Closing, LYCV shall deliver to UTEC the executed Certificate of Secretary of LYCV in the form of Exhibit “B.”

3.4

Adoption of Directors and Officers Share Option Plan

As a condition to the Closing, the members of the Board of Directors of LYCV shall adopt, and obtain shareholder approval for, a Directors and Officers Share Option Plan substantially in the form attached as Exhibit “F”.

4.

Conditions to Sellers’ Obligations.

The obligations of Sellers to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by LYCV:

4.1

Representations, Warranties and Agreements.

(a)

The representations and warranties of LYCV set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, (b) LYCV shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing and (c) Sellers shall have received a certificate to that effect signed by an officer of LYCV.

5.

Representations and Warranties of Sellers.

Sellers represent and warrant to LYCV that, to the knowledge of Seller (which limitation shall not apply to Section 5.3), and except as set forth in the Disclosure Letter:

a.1

Organization of Sellers; Authorization. Sellers are corporations duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of ESI and UTeC and this Agreement constitutes a valid and binding obligation of Sellers, enforceable against it in accordance with its terms.

a.2

Conflict as to Sellers: Neither the execution and delivery of this Agreement nor the performance of Sellers’ obligations hereunder will (a) violate any provision of the certificate of incorporation or by-laws of Sellers or (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Sellers.

5.3  Ownership of Shares. The delivery of certificates of UTeC to LYCV and the payment to ESI will result in LYCV's immediate acquisition of record and beneficial ownership of the Shares of UTeC, free and clear of all Encumbrances. There are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any Equity Securities or other securities of UTeC.

a.4

Title to Properties. UTeC owns all the material properties and assets that they purport to own (real, personal and mixed, tangible and intangible), including, without limitation, all the material properties and assets reflected in the Balance Sheet attached hereto as Exhibit “C” (except for property sold since the date of the Balance Sheet in the ordinary course of business or leased under capitalized leases), and all the material properties and assets purchased or otherwise acquired by UTeC or any of its Subsidiaries since the date of the Balance Sheet.  Included in the assets of UTeC is a paid up three year lease of certain real property owned by a subsidiary of ESI and used by UTeC for certain of its operations.

a.5

Buildings, Plants and Equipment. The buildings, plants, structures and material items of equipment and other personal property owned or leased by UTeC are, in all respects material to the business or financial condition of UTeC, in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which they are being used.

a.6

Absence of Certain Changes. Since the date of the Balance Sheet, UTeC has not:

  (a)

suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of  UTeC, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

(b)

made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

(c)

issued or sold any Equity Securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity Securities, reclassified, split-up or otherwise changed any such Equity Security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

(d)

paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business,;

(e)

prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

(f)

cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

5.7

No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business or financial condition of UTeC, other than changes resulting from economic conditions prevailing in the United States.

5.8

Brokers or Finders. UTeC has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the Shares to LYCV.

5.9

Transactions with Directors and Officers.  UTeC does not engage in business with any Person (other than Utec) in which any of Utec' directors or officers has a material equity interest. No director or officer of Utec owns any property, asset or right which is material to the business of Utec and its Subsidiaries, taken as a whole.

6.

Representations and Warranties of LYCV.

LYCV represents and warrants to Sellers as follows:

6.1

Organization of LYCV; Authorization. LYCV is a corporation duly organized, validly existing and in good standing under the laws of Nevada, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of LYCV and this Agreement constitutes a valid and binding obligation of LYCV, enforceable against it in accordance with its terms.  A copy of the form of the Certificate of Secretary of LYCV certifying the adoption of resolutions of the Board of Directors and shareholders of LYCV authorizing the acquisition of UTeC is attached hereto as Exhibit “D.”  At the Closing, LYCV shall deliver to Sellers the executed Certificate of Secretary of LYCV in the form of Exhibit “D.”

6.2

Brokers or Finders. LYCV has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with any of the transactions contemplated hereby except as stated in Exhibit “G”.

a.3

Purchase for Investment. LYCV is purchasing the shares solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

a.4

Conflict as to LYCV.  Neither the execution and delivery of this Agreement nor the performance of LYCV's obligations hereunder will (a) violate any provision of the certificate of incorporation or by-laws of LYCV or (b)  violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to LYCV.

a.5

There are no pending or threatened legal or regulatory claims, demands or liabilities of any kind or nature against LYCV of it assets except as stated in Exhibit “I”.

a.6

LYCV has filed all federal, state and local income or other tax returns as required by law, and has paid all taxes which are due, and has no tax delinquencies of any kind.

a.7

As of December 26, 2006 there are 5,917,159 common shares and 22,013 preferred shares issued and outstanding in LYCV.  The shares, when issued were properly distributed under applicable securities laws, and LYCV has taken no action to cause said stock to lose its current trading status.  There are no warrants, option agreements or pending subscription agreements whereby LYCV is obligated to issue any additional stock to any person except as stated in Exhibit “H”.

7.

Access and Reporting; Filings With Governmental Authorities.

7.1

Access.  Between the date of this Agreement and the Closing Date, ESI shall, and shall cause UTeC to, (a) give LYCV and its authorized representatives reasonable access to all plants, offices, warehouse and other facilities and properties of UTeC, and to the books and records of UTeC, (b) permit LYCV to make inspections thereof, and (c) cause its officers and its advisors to furnish LYCV with such financial and operating data and other information with respect to the business and properties of UTeC and to discuss with LYCV and its authorized representatives the affairs of UTeC, all as LYCV may from time to time reasonably request.

7.2

Exclusivity.  From the date hereof until the earlier of the Closing or the termination of this Agreement, Sellers shall not solicit or negotiate or enter into any agreement with any other Person with respect to or in furtherance of any proposal for a merger or business combination or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, UTeC except for the acquisition of the Shares by LYCV.

7.3

Publicity.  Between the date of this Agreement and the Closing Date, Sellers and LYCV shall, and Sellers and LYCV shall cause LYCV Corp., to, discuss and coordinate with respect to any public filing or announcement or any internal or private announcement (including any general announcement to employees) concerning the contemplated transaction.

7.4

Confidentiality.  Prior to the Closing Date (or at any time if the Closing does not occur) LYCV shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with the transactions contemplated hereby) all non-public information obtained by LYCV pursuant to Section 7.1. Following the Closing, Sellers shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with preparing Tax Returns and conducting proceeds relating to Taxes) any nonpublic information relating to LYCV Corp., and its Subsidiaries. This Section 7.4 shall not be violated by disclosure pursuant to court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given the other party prior to making any disclosure and the party subject to such requirement cooperates as the other may reasonably request in resisting it. If the Closing does not occur, LYCV shall return to Sellers, or destroy, all information it shall have received from ESI or UTeC, or otherwise in connection with this Agreement and the transactions contemplated hereby, together with any copies or summaries thereof or extracts therefrom. Sellers and LYCV shall use their best efforts to cause their respective representatives, employees, attorneys, accountants and advisors to whom information is disclosed pursuant to Section 7.1 to comply with the provisions of this Section 7.4.

8.

Conduct of  UTeC’s Business Prior to the Closing.

8.1

Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, ESI shall cause UTeC to conduct it’s businesses in all material respects in the ordinary course.

8.2

Business Organization. Between the date of this Agreement and the Closing Date, ESI shall use its reasonable efforts, and shall cause UTeC to use its respective reasonable efforts, to (a) preserve substantially intact the business organization of UTeC and keep available the services of the present officers and employees of UTeC, and (b) preserve in all material respects the present business relationships and good will of UTeC.

8.3

Corporate Organization. Between the date of this Agreement and the Closing Date, neither LYCV nor Sellers shall cause or permit any amendment of the certificate of incorporation or by-laws (or other governing instrument) of UTeC, and shall cause UTeC not to:

(a)

issue, sell or otherwise dispose of any of its Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its Equity Securities;

(b)

sell or otherwise dispose of any Equity Securities of UTeC, or create or suffer to be created any Encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any Equity Securities of UTeC;

(c)

reclassify, split up or otherwise change any of its Equity Securities;

(d)

be party to any merger, consolidation or other business combination;

(e)

sell, lease, license or otherwise dispose of any of its properties or assets (including, but not limited to rights with respect to patents and registered trademarks and copyrights or other proprietary rights), in an amount which is material to the business or financial condition of  UTeC , except in the ordinary course of business.

9.

Survival of Representations and Warranties; Indemnification.

9.1

Survival. No representation or warranty contained in this Agreement or in any certificate or document delivered pursuant hereto shall survive the Closing, except for those contained in Sections 5.1, 5.2, 5.3 (only as to Sellers), 6.1, 6.2, 6.3, 6.4 (the “Surviving Representations and Warranties ”).

9.2

Indemnification by Sellers. Sellers shall indemnify and hold harmless LYCV and Sellers shall reimburse LYCV for, any loss, liability, damage or expense (including reasonable attorneys fees) (collectively, “Damages”) arising from or in connection with (a) any inaccuracy in any of the Surviving Representations and Warranties of Sellers in this Agreement or (b) any failure by Sellers to perform or comply with any agreement in this Agreement, except that after the Closing no claim shall be made with respect to the failure to perform or comply with any agreement required to have been performed or complied with prior to the Closing Date.

9.3

Indemnification by LYCV. LYCV shall indemnify and hold harmless Sellers, and shall reimburse Sellers for any Damages arising from or in connection with (a) any inaccuracy in any of the Surviving Representations and Warranties of LYCV in this Agreement, (b) any failure by LYCV to perform or comply with any agreement in this Agreement, except that after the Closing no claim shall be made with respect to the failure to perform or comply with any agreement required to have been performed or complied with prior to the Closing Date.

10.

Termination.

Termination. This Agreement may be terminated before the Closing occurs only as follows:

(a)

By written agreement of ESI and LYCV at any time.

(b)

By either LYCV or Sellers, as the case may be, by notice to the other if, in the course of their due diligence, either party determines that completion of the transactions contemplated herein will not achieve the objectives set forth in the forward business plan.

(b)

By Sellers, by notice to LYCV at any time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.

(a)

By LYCV, by notice to Sellers at any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible.

10.1  Effect of Termination.

If this Agreement is terminated pursuant to Section 10, this Agreement shall terminate without any liability or further obligation of any party to another.

11.

  Notices.

All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and telecopier numbers set forth below (or to such other addresses, telex numbers and telecopier numbers as a party may designate as to itself by notice to the other parties).

(a)  If to Sellers:

(b)  If to LYCV:

Energetics Systems Inc, LLC

Lyon Capital Venture Corp.,

UTeC Corporation

Attention: Kenneth B. Liebscher

Attention:  David P. Taylor

5466 Canvasback Rd.,

5700 N Portland Ave

Blaine WA., 98230

Oklahoma City, OK 73112

Telephone:

604-683-6648

Telephone:  405-947-0765

Facsimile:

604-683-1350

Facsimile:  405-947-0768

 12.

Miscellaneous.

12.1

Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

12.2

Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

12.3

No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

12.4

Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated orally.

12.5

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

12.6  Governing Law. This Agreement and (unless otherwise provided) all   amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Nevada, without regard to the conflicts of law principles thereof.

12.7 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other, provided that, after the Closing, no consent of Utec shall be needed in connection with any merger or consolidation of LYCV with or into another entity.

Lyon  Capital Venture Corp.

_________________________________________

By :

President/Secretary/Treasurer

UTEC Corporation

__________________________

By:

Its:

Energetic Systems Inc., LLC

___________________________

By:

Its:

EXHIBIT “A”

Certificate – Resignations/Election of LYCV Board of Directors

KENNETH B. LIEBSCHER

5466 CANVASBACK RD.

BLAINE, WA 98230

TEL 360-371-5061

FAX  604-683-1350

January 10, 2007

Board of Directors

Lyon Capital Venture Corp.,

I, Kenneth B. Liebscher, resign my position as Director, President, Secretary and CFO of Lyon Capital Venture Corp. effective January 10, 2007

________________________________

Kenneth B. Liebscher

SPECIAL MEETING OF THE SHAREHOLDERS OF

Lyon Capital Venture Corp.

(A Nevada Corporation)

The shareholders of the corporation held a special meeting of the shareholders on January 10, 2007, without notice, with the consent of a majority of the shareholders pursuant to Nevada Revised Statutes.  Ken B. Liebscher acted as Secretary of the Meeting and Ken B. Liebscher acted as the Chairman of the meeting and called the meeting to order and put forth the following proposal:

That the corporations Board consist of Ken B. Liebscher, Fortunato Villamagna, David Taylor and Howard Bouch.

The proposal was approved by the holders of a majority of the outstanding shares of the corporation.

There being no further business, the meeting was adjourned and seconded.

The undersigned, representing a majority of the shareholders, hereby consent to the holding of the meeting without notice.

_____________________

_____________________

Chairman

            Secretary

_____________________

Shareholder

EXHIBIT “B”

Appointment of Officers of LYCV

CERTIFICATE OF RESOLUTION BY DIRECTORS

OF

LYON CAPITAL VENTURE CORP.

 (the “Corporation”)

Be it known that on Jan. 10, 2007, a Special Meeting of the Board of Directors of the corporation was held wherein the following resolutions were adopted:

It has been RESOLVED by the board of directors of the corporation that David Taylor and Kenneth B. Liebscher are appointed as co chairman of the Board of Directors and that Kenneth B. Liebscher be appointed as Chair of the audit committee, Fortunato Villamagna  as Chief Executive Officer, James C. Stafford as CFO, and Suresh Subramanian and President and COO of the corporation.

The undersigned certify that the foregoing is a true and correct copy of the resolutions adopted at the aforementioned Special Meeting of the Board of Directors of the corporation and that the resolutions are in full force and effect and have not been revoked.

IN WITNESS WHEREOF, the undersigned execute this document to be effective as of the date of the above entitled meeting.

______________________

_______________________

Director

Director

EXHIBIT “C”

UTeC Corporation Balance Sheet

EXHIBIT “D”

Resolution of Shareholders of LYCV Approving Transaction

SPECIAL MEETING OF THE SHAREHOLDERS OF

Lyon Capital Venture Corp.

(A Nevada Corporation)

The shareholders of the corporation held a special meeting of the shareholders on January 10, 2007, without notice, with the consent of a majority of the shareholders pursuant to Nevada Revised Statutes.  Ken B. Liebscher acted as Secretary of the Meeting and Ken B. Liebscher acted as the Chairman of the meeting and called the meeting to order and put forth the following proposal:

That the Board of directors approve the acquisition of Energetic Systems Inc., LLC; and

That the corporations new Board consist of Ken B. Liebscher, Fortunato Villamagna, David Taylor and Howard Bouch.

The proposal was approved by the holders of a majority of the outstanding shares of the corporation.

There being no further business, the meeting was adjourned and seconded.

The undersigned, representing a majority of the shareholders, hereby consent to the holding of the meeting without notice.

_____________________

_____________________

Chairman

            Secretary

_____________________

Shareholder

EXHIBIT “E”

Sellers’ Disclosure Schedule

EXHIBIT “F”

Directors and Officers Share Option Agreement

EMPLOYEE AND CONSULTANT STOCK and STOCK OPTION PLAN

               AMENDED AND RESTATED JANUARY 2007 CONSULTANT

                                    AND

                     EMPLOYEE STOCK OPTION AND COMPENSATION PLAN

                        Lyon Capital Venture Corporation

                               I.

                      Purpose of the Plan.

The  purpose  of  this  Plan  is to further the growth  of  Lyon Capital Venture Corporation ("LYCV") by allowing the Company  to  compensate  officers,

directors,  consultants  and  certain other key employee(s) or persons  providing  bona  fide services  to the Company or to compensate officers, directors and key employees for accrual of salary or incentives to provide continuance or extended services, through the award of Lyon Capital Venture Corporation Options, Common or Preferred Shares.

                              II.

                           Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1. "Award" means any grant of Common Stock made under this Plan.

2. "Board of Directors" means the Board of Lyon Capital Venture Corporation.

3. "Code" means the Internal Revenue Code of 1986, as amended.

4.  "Common Stock" means the common stock, par value $ .001 per  share,  of

Lyon Capital Venture Corporation.

5.  "Date  of  Grant" means the day the Board of Directors  authorizes  the grant  of  an Award or such later date as may be specified by the Board  of

Directors as the date a particular Award will become effective.

6. "Employee" means any person or entity that renders bona fide services to the  Company  (including,  without  limitation,  the  following:  a  person employed  by  the  Company in a key capacity; an  officer  or  director  of

Lyon Capital Venture Corporation or one or more Subsidiaries; a person or company engaged  by  the Company  as  a consultant; or a lawyer, law firm, accountant or  accounting firm.

7.  "Subsidiary" means any corporation that is a subsidiary with regard  to

Lyon Capital Venture Corporation as that term is defined in Section 424(f) of the Code.

                              III.

                   Effective Date of the Plan

The effective date of this Amended Plan is January 1, 2007.

                              IV.

                   Administration of the Plan

The  Board of Directors will be responsible for the administration of  this

Plan,  and  will  grant  Awards under this Plan.  Subject  to  the  express provisions  of this Plan, By a vote of the all members  of the Board of Directors They shall have full  authority and  sole  and  absolute discretion to interpret this Plan,  to  prescribe, amend  and  rescind rules and regulations relating to it, and to  make  all other  determinations  which it believes to be necessary  or  advisable  in administering  this Plan. The determinations of the Board of  Directors  on the  matters referred to in this Section shall be conclusive. The Board  of Directors shall have sole and absolute discretion to amend this  Plan.   No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.


                                    V.

                   Stock Subject to the Plan

The  maximum  number of shares of Common Stock as to which  Awards  may  be granted under this Plan as of this date and subject to subsequent amendment is  2,000,000 shares. The Common Stock which is issued on grant of awards may be  authorized  but un-issued shares or shares which have  been  issued  and reacquired  by Lyon Capital Venture Corporation. By a vote of the majority of the Board of Directors, The Board of Directors may increase maximum number of shares of Common Stock as to which Awards may be granted at  such time as it deems advisable. Options issued to an Employee will carry an exercise price equal to the high average of the 5 previous trading days prior to the assigning of the option. The Option Award may be exercised in a Cashless Transaction by the Award recipient by tendering the option to the company by certified delivery and the exercise price will be set by the price of the common stocks previous trading activity’s closing price over the 5 previous business days trading activity. The Individual(s), or Consultants have full authority and  sole  and  absolute discretion to assign / transfer all or part of any Option granted to them upon written and certified notice to the Company.

                              VI.

               Persons Eligible to Receive Officers and Director ,“Key Employee”         and Other Awards

Awards may be granted only to Officers and Director, Key Employees in their individual capacity only, or Consultants of the Company (Consultants Options), in their corporate or individual capacity. The “Key Employee” options are issued to further the growth  of  Lyon Capital Venture Corporation ("LYCV") as an incentive to provide and perform continuance service to the Company (LYCV). The Option will have an 18 month vesting period prior to issuance. The Consultants Options are issued for services and will vest at the issuance of Consulting Agreement and may be exercised immediately but will carry a restrictive legend of 18 months. The setting of the option price will be the average of the 5 previous business closings “Ask” prices prior to Board of Directors “Date of Granting” of the Option, but not less then $.25 US funds.

                                   VII.

                        Grants of Awards

Except  as  otherwise  provided herein, the Board of Directors  shall  have complete discretion to determine when and to which Employees or Consultants

Awards  are to be granted, and the number of shares of Common Stock  as  to which  awards granted to each Employee or consultant will relate. No  grant will  be  made if, in the judgment of the Board of Directors, such a  grant would constitute a public distribution within the meaning of the Securities

Act  of  1933,  as  amended  (the  "Act"), or  the  rules  and  regulations

promulgated  thereunder.   The  Board of Directors  upon  approval  of  the

issuance  of shares pursuant to this plan shall provide as an exhibit,  the party to whom shares are issued, and the number of shares issued.

                                   VIII.

                 Delivery of Stock Certificates

As  promptly  as  practicable  after authorizing  the  grant  of  an  Award

Lyon Capital Venture Corporation shall deliver to the person who is the recipient of the Award, a certificate  or certificates registered in that person's name, representing the number of shares of Common Stock that were granted. Options issued to Employees, Consultants, which are vested to the Employee at a future date for continuous service to the Company, will be issued to them with-in 10 days of the vesting date.

                              IX.

                           Employment

Nothing  in  this  Plan or in the grant of an Award shall confer  upon  any

Employee  or consultant the right to continue in the employ of the  Company nor  shall  it  interfere with or restrict in any way  the  rights  of  the

Company  to  discharge any employee at any time for any reason  whatsoever,

with or without cause. If the employee or consultant terminates, or is terminated for cause, all rights to the exercise of the options described in this document will be terminated.

                               X.

                      Laws and Regulations

The  obligation of Lyon Capital Venture Corporation to sell and deliver shares of Common Stock  on the  grant  of  an Award under this Plan shall be subject to the  condition that  counsel for Lyon Capital Venture Corporation be satisfied that the sale and delivery thereof will  not  violate  the  Act  or  any  other  applicable  laws,  rules   or regulations.

                              XI.

                      Withholding of Taxes

If  subject to withholding tax, the Company shall be authorized to withhold from an Employer's salary or other cash compensation such sums of money  as are  necessary to pay the Employee's withholding tax. The Company may elect to  withhold from the shares to be issued hereunder a sufficient number  of shares  to  satisfy the Company's withholding obligations. If  the  Company becomes  required  to pay withholding tax to any federal,  state  or  other taxing  authority as a result of the granting of an Award and the  Employee fails  to  provide  the  Company with the funds  with  which  to  pay  that withholding  tax,  the Company may withhold up to 99% of  each  payment  of salary  or  bonus to the Employee (which will be in addition to  any  other required  or permitted withholding), until the Company has been  reimbursed for the entire withholding tax it may or was required to pay.


                                   XII.

                     Reservation of Shares

Lyon Capital Venture Corporation shall at all times keep reserved for issuance on grant of  awards under this Plan a number of authorized but un-issued or reacquired shares of Common  Stock  equal  to  the maximum number of  shares  Lyon Capital Venture Corporation may  be required to be issued on the grant of Awards under this Plan.

                             XII.

                    Termination of the Plan

The  Board of Directors may suspend or terminate this Plan at any  time  or from time to time, but no such action shall adversely affect the rights  of a person granted an Award under this Plan prior to that date.

                             XIV.

                        Delivery of Plan

A Copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the  granting  of  the  Award  and  establishing  the  terms,  if  any,  of participation.

No dealer, salesman, or any other person has been authorized by the Company to  give  any information or to make any representations other  than  those contained  in this Prospectus in connection with the offering made  hereby,

and  if  given  or made, such information or representations  must  not  be relied  upon. This Prospectus does not constitute an offer to sell  or  the

solicitation  of  an  offer  to  buy  any  securities  other   than   those

specifically  offered hereby or an offer to sell, or a solicitation  of  an offer to buy, to any person in any jurisdiction in which such offer or sale would  be  unlawful. Neither the delivery of this Prospectus nor  any  sale made  hereunder  shall under any circumstances create any implication  that there  has  been no change in the affairs of the Company since any  of  the dates  as  of  which information is furnished or since  the  date  of  this

Prospectus.

EXHIBIT “G”

List of Finders Fee Payable

1.

2,500,000 common shares payable to Mr. Steven Pickett of Las Vegas NV

2.

25,000 common shares payable to Mr. Moshe Zafrani of Montreal, QC

EXHIBIT “H”

Existing option agreement dated January 3, 2002

EXHIBIT “I”

Existing accounts payable of Lyon Capital Venture Corp dated December 31, 2006

Lyon Capital Venture Corp
Accounts payable and accrued liabilities
To December 31, 2006

		Wannigan Cap

	To Dec 31, 2006	Ending
Name of creditor	Accruals	Balance	Description of services

Stalt, Inc	125.00		Transfer Fees Accrued Oct 06
	180.00		Transfer Fees Accrued Nov 06
	180.00		Transfer Fees Accrued Jan 07
	225.00		Transfer Fees Accrued Oct 06
		710.00

Gary Musil	100.00		Accounting for Dec 06
		100.00

Kevin M. Murphy		10,500.00	Management Fees

Kenneth B. Liebscher		9,500.00	Management Fees

Wannigan Capital		1065.68	Legal Fees Accrued Oct 04
Wannigan Capital		378.93	Legal Fees Accrued Nov 04
Wannigan Capital		1,500.00	Nov 04 AIM Conference
Wannigan Capital		40.00	April 05 Exp stmt: amex/visa expenses pd
Wannigan Capital		316.25	May 05 Exp stmt: amex/visa expenses
Wannigan Capital		192.05	June 05 Exp Stmt: amex/visa expenses cusip
Wannigan Capital		200.00	SOS NV renewal 2005
Wannigan Capital		300.00	SOS NV renewal 2006
Wannigan Capital		565.53	Atlas Stock Transfer Co
Wannigan Capital		127.04	Stalt Stock Transfer Co
Wannigan Capital		350.00	Stalt Stock Transfer Co Nov 04
Wannigan Capital		505.00	Stalt Stock Transfer Co Dec 04
Wannigan Capital		100.00	Bank of A loan
Wannigan Capital		591.79	Dec 06 Exp Stmt: amex/visa expenses (approx)
Wannigan Capital		1,085.00	SOS Nevada 2004
Wannigan Capital		165.00	Cusip 06

Total Wannigan		7,482.27

Total Debt		28,127.27